Exhibit 10.1
RANGER ENERGY SERVICES, INC.
LONG TERM INCENTIVE PLAN
 RESTRICTED STOCK AWARD “RSA” AGREEMENT

Grant Date:	[●]	N	(the “Grant Date”)
Name of Grantee:	[●]		(the “Grantee” or “you”)
Number of Restricted Shares subject to Award:	[●]		(the “Restricted Shares”)

This Restricted Stock Agreement (“Agreement”) is made and entered into as of the Grant Date by and between Ranger Energy Services, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company adopted the Ranger Energy Services, Inc., 2017 Long Term Incentive Plan (as amended from time to time, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock;

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Restricted Stock granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.    The Grant.  Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services for the Company, an award of Restricted Stock (the “Award”) consisting of the number of Restricted Shares set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.    Escrow of Restricted Shares.  The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Shares and retain such certificate(s) until the restrictions on such Restricted Shares expire as described in Section 5 or 6 of this Agreement or the Restricted Shares are forfeited as described in Section 4 and 6 of this Agreement. If the Company certificates the Restricted Shares, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to you, (b) the Restricted Shares are otherwise transferred to you free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3.    Ownership of Restricted Shares.  From and after the time the Restricted Shares are issued in your name, you shall have all rights of ownership in or with respect to the Restricted Shares, including without limitation, voting rights; provided, however, that dividends and distributions (collectively, “Distributions”) made on a Restricted Share shall be subject to the same transfer restrictions and the risk of forfeiture applicable to the related Restricted Share and shall be held by the Company without interest until the related Restricted Share becomes vested or is forfeited.  If the Restricted Share to which such Distributions relate is forfeited to the Company, then such Distributions shall be forfeited to the Company at the same time such Restricted Share is so forfeited.  If the Restricted Share to which such Distributions relate becomes vested, then such

Distributions shall be paid and distributed to you as soon as administratively feasible after such Restricted Share becomes vested (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs).

4.    Restrictions; Forfeiture.  The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”). You hereby agree that if the Restricted Shares are forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5.    Expiration of Restrictions and Risk of Forfeiture.  The restrictions on the Restricted Shares described in Section 4 of this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable, provided that, subject to Section 6, you remain in the employ of, or a service provider to, the Company or its Affiliates until the applicable dates set forth in the following schedule:

Number of Restricted Shares that Vest	Vesting Date
[●]	[●]
[●]	[●]
[●]	[●]

6.    Termination of Employment or Services.

(a) Termination for Cause or Resignation without Good Reason.  If your employment or service relationship with the Company or its Affiliates is terminated by the Company for Cause (as defined below) or by you without Good Reason (as defined below), then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. The Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.

(b) Termination due to Death or Disability.  Notwithstanding the vesting schedule set forth in Section 5 above, if your employment or service relationship with the Company or its Affiliates is terminated due to (i) your death or (ii) your becoming incapacitated or disabled by accident, sickness or other circumstance which creates an impairment (despite reasonable accommodation) that renders you mentally or physically incapable of performing your essential job functions for a period of at least ninety (90) consecutive days or for ninety (90) non-consecutive business days during any 12-month period, 100% of the Restricted Shares for which the restrictions have not yet lapsed as of the date of your termination under this Section 6(b) shall become immediately vested.

(c) Termination without Cause or Resignation with Good Reason.  If your employment or service relationship with the Company or its Affiliates is terminated by the Company other than for Cause (as defined below) or by you with Good Reason (as defined below), the Restricted Shares shall immediately become vested as of the date of such termination as to a portion of the Restricted Shares that would have otherwise vested on or before the first anniversary of the date of such termination if employee had remained continuously in the employ of, or a service provider to, the Company or its Affiliates.

(d) Effect of Other Agreements.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, severance or change in control agreement between you and the Company or a similar plan or arrangement sponsored or maintained by the Company in which you participate, the terms of such employment, severance or change in control agreement or similar plan or arrangement shall control.

For purposes of this Section 6, a termination for “Cause” shall mean upon a determination by the Company in its good faith discretion (but for purpose of clauses (i) and (ii), only after the Company has provided you written notice of the facts and circumstances and after you have had an opportunity to be heard and you have failed to cure the same within five (5) business days of notice if cure is reasonably possible), that you have engaged in:

(i) a material breach of your obligations under (1) this Agreement or (2) any employment or consulting agreement entered into between you and the Company or any of its Affiliates, in each case after written notice and opportunity to cure as set forth above;

(ii) continued failure to perform the duties and services required of you in connection with your employment or service relationship, after written notice and opportunity to cure as set forth above;

(iii) an act or acts of fraud, dishonesty or disloyalty with respect to the Company’s business, operations or customers, including, but not limited to, falsification of records of the Company or misappropriation of funds of the Company;

(iv) insubordination or failure to follow the lawful instructions of managment;

(v) any willful or reckless misconduct or gross negligence by you in the performance of your duties;

(vi) any breach of fiduciary duty or duty of loyalty to the Company or its Affiliates;

(vii) acceptance of employment with or work for another employer or business other than the Company or its Affiliates or the performance of work or services for any such other employer or business (except as expressly permitted by the Company);

(viii) any act attempting to secure or securing any personal profit or benefit not fully disclosed to and approved by the board of directors of the Company (the “Board”) in connection with any transaction entered into on behalf of the Company or its Affiliates;

(ix) habitual drug or alcohol abuse;

(x) a conviction (by plea of nolo contendere, guilty or otherwise) of any (1) felony, (2) of a crime of theft, fraud, or dishonesty, or (3) crime involving moral turpitude;

(xi) conduct on your part, even if not in connection with the performance of your duties to the Company or its Affiliates, that could result in serious prejudice to the interests of the Company or its Affiliates, as determined by the Company in its sole discretion, and you fail to cease such conduct within twenty-four (24) hours upon receipt of notice from management to cease such conduct.

(xii) For purposes of this definition, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company or its Affiliates.

For purposes of this Section 6, “Good Reason” shall exist if any of the following actions are taken without your consent:  (A) any material diminution in your base salary, duties, responsibilities, or authorities; (B) any material relocation of your primary work location more than 50 miles away from your primary work location as of the Grant Date; or (C) any other action or inaction by the Company that constitutes a material breach by the Company of its obligations under this Agreement or any employment or consulting agreement entered into between you and the Company or any of its Affiliates.  To exercise your right to terminate for Good Reason, you must provide written notice to the Company of your belief that Good Reason exists within ninety (90) days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason.  The Company shall have thirty (30) days to remedy the Good Reason condition(s).  If not remedied within that thirty (30)-day period, you may terminate this Agreement; provided, however, that such termination must occur no later than sixty (60) days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, you are deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

7.    Leave of Absence.  With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8.    Delivery of Stock.  Promptly following the expiration of the restrictions on the Restricted Shares pursuant to Section 5 or 6 of this Agreement, the Company shall cause to be issued and delivered to you or your designee evidence of the number of Restricted Shares as to which restrictions have lapsed (i.e., shares of Stock), free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be due pursuant to Section 9. The value of such Stock shall not bear any interest owing to the passage of time.

9.    Payment of Taxes.  In connection with any disposition of Shares or Distributions acquired pursuant to settlement of the Award, you (or any person permitted to receive settlement of the Award in the event of your death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award. Such tax obligations shall be satisfied through net withholding (which is a reduction of the amount of Shares otherwise issuable or deliverable pursuant to the Award) and the maximum number of Shares that may be so withheld shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award, as determined by the Committee. You acknowledge that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award or disposition of the underlying Shares or Distributions and that you have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting or settlement. You represent that you are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

10.    Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.    Legends.  The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 4 or 10 of this Agreement on all certificates representing shares issued with respect to this Award.

12.    Right of the Company and Affiliates to Terminate Employment or Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time.

13.    Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14.    Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

15.    No Liability for Good Faith Determinations.  The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.

16.    Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17.    No Guarantee of Interests.  The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

18.    Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

19.    Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

20.    Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21.    Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

22.    Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

23.    Company Action.  Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

24.    Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

25.    Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

26.    Amendment.  This Agreement may be amended the Board or by the Committee at any time; provided that any amendment that would materially and adversely affect your rights hereunder shall not be effective without your consent.

27.    Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

28.    The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

29.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

30.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

31.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and you in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

RANGER ENERGY SERVICES, INC.

Name: Stuart N. Bodden	Date of Signature
Title: President and Chief Executive Officer

Name: [●]	Date of Signature